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                                                                   Exhibit 10(a)

                               EMPLOYMENT AGREEMENT

AGREEMENT, dated May 4, 1998, between The Pittston Company, a Virginia corporation (the "Company") and Michael T. Dan, residing at 3206 Monument Avenue, Richmond, Virginia (the "Executive").

The Company and the Executive agree as follows:

1. Position; Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its President and Chief Executive Officer. The parties intend that the Executive shall continue to so serve in the aforesaid capacity throughout the term of this employment agreement (the "Agreement"). The Company will cause the Executive to be nominated as a member of the Board of Directors of the Company ("Board") so long as he shall serve in the aforesaid capacity.

The term of this Agreement shall commence on February 6, 1998 and shall continue through February 5, 2003 (the "Term"). This Agreement shall replace the existing Employment Agreement dated November 1, 1996, (the "Prior Agreement") between Brink's Incorporated ("Brink's") and the Executive, and effective upon the execution and delivery of this Agreement, the Prior Agreement shall terminate. In the event of any conflict between the provisions of this Agreement and the Executive Agreement of even date herewith, the provisions of the Executive Agreement shall govern.

2. Duties. The Executive throughout the Term of this Agreement shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company and its affiliates ("Affiliates"), except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from serving as a director or a member of an advisory committee of any organization involving no conflict of interest with the Company (subject to prior approval of his appointment to such position in certain cases as provided in the last sentence of this Paragraph 2), from engaging in charitable and community activities, and from managing his personal investments, provided that such activities do not materially interfere with the performance of his duties and responsibilities under this



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Agreement. The Executive shall not accept any proposed appointment to serve as a director, trustee or the equivalent of any business organization of which the Executive is not a director, trustee, or the equivalent on the date hereof, without the prior approval of the Chairman of the Nominating Committee of the Company's Board.

3.  Compensation.

(a) Salary. The Company shall pay to the Executive a salary at the minimum rate of five hundred twenty-five thousand ($525,000) dollars per year, payable in equal installments not less frequently than monthly. Such salary shall be reviewed at least annually, with any increases taking into account, among other factors, corporate and individual performance and increases, if any, in relevant cost of living indices.

(b) Benefit Plans. The Executive shall be entitled to participate on a basis commensurate with his duties and responsibilities as Chief Executive Officer and President in all applicable retirement and employee benefit plans of the Company, including the Pension-Retirement Plan, the Pension Equalization Plan, the Savings-Investment Plan, the 1988 Stock Option Plan, the Key Executives' Deferred Compensation Program, the Employee Stock Purchase Plan, the Executive Salary Continuation Plan, the Key Employees' Incentive Plan, The Pittston Company Tax Planning-Tax Return Preparation and Certification Program, the Company's charitable matching program and any new incentive plans and such other plans as may be adopted from time to time during his employment with the Company.

(c) Business Expenses. During the Term, the Company shall, in accordance with policies then in effect with respect to payments of expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.  Termination.

(a) Death. In the event of the death of the Executive during the Term of this Agreement, his salary for the month in which his death occurs shall be



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paid to his designated beneficiary, or in the absence of such designation, to the estate or other legal representative of the Executive. Any other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

(b) Disability. In the event of the Executive's Disability, as hereinafter defined, the employment of the Executive may be terminated by the Company. In such event the Executive shall be entitled to compensation in accordance with the Company's disability compensation practices for senior executives, but in no event will he receive an amount less than the following:

(i) for the first six months following termination of employment due to Disability as herein provided, the salary provided for in Paragraph 3(a), above, at the rate in effect at the time of the commencement of the Disability; and

(ii) following the period referred to in Subparagraph (i) of this Paragraph 4(b), 50 percent of the salary, as in effect immediately prior to commencement of the period of Disability, for so long as such Disability continues, such Disability benefits to be made monthly, to February 6, 2003. Any amounts provided for in this Paragraph 4(b) shall be offset by other long-term disability benefits provided to the Executive by the Company or under Worker's Compensation or similar laws, during such period of Disability. During the period of Disability hereunder or, if shorter, the period ending with the scheduled expiration date of this Agreement, the Executive shall be entitled to continued benefit coverage, benefit credits, and perquisites to the extent available under the benefit programs referred to in Paragraph 3(b). Actual benefits due under various benefit programs and plans of the Company shall be determined in accordance with the terms and provisions of such programs and plans.

"Disability," for purposes of this Agreement, shall mean the Executive's incapacity due to physical or mental illness causing his absence from his duties, as defined in Paragraph 2, on a full-time basis for a consecutive period of more than six months. Any determination of the Executive's Disability made in good faith by the Board shall be conclusive and binding on the



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Executive. During a period in which salary continuation or Disability payments are being made pursuant to this Paragraph 4(b), the Executive will, at the request of the Company, undergo reasonable periodic medical examinations to confirm the continuation of his Disability.

(c) Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive's employment for Due Cause. The Executive shall continue to receive the salary provided for in this Agreement only through the period ending with the date of such termination as provided in this Paragraph 4(c). Any rights and benefits he may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. The term "Due Cause," as used herein, shall mean (i) an act or acts of dishonesty on the Executive's part which are intended to result in the Executive's substantial personal enrichment at the expense of the Company or (ii) repeated material violations by the Executive of the Executive's obligations hereunder (1) which are demonstrably willful and deliberate on the Executive's part, (2) which are not due to the Disability of the Executive (within the meaning of Paragraph 4(c) but without regard to the requirement that it continue for more than six months and provided that any determination of the Executive's Disability is made in good faith by the Executive's physician) and
(3) which have not been cured by the Executive within a reasonable time after written notice to the Executive specifying the nature of such violations. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Due Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Due Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of three-quarters (3/4) of the Board the Executive was guilty of conduct set forth above in clause (i) or (ii) hereof, and specifying the particulars thereof in detail.

(d) Termination by the Company Other than for Due Cause. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reasons it deems appropriate; provided, however, that in the event such



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termination is not due to Disability as provided in Paragraph 4(b) or based on
Due Cause as provided in Paragraph 4(c), above, the Executive shall be entitled either (x) if the Operative Date under the Executive Agreement shall have occurred, to payments from time to time owing to him under the provisions of the Executive Agreement, or (y) in all other cases, to a Termination Payment as hereinafter defined. The term "Termination Payment" shall mean a lump-sum cash payment equal to (i) his annual salary, as in effect immediately prior to such termination, multiplied by three plus (ii) the bonus, if any, paid to him in respect of the immediately preceding fiscal year multiplied by three, plus (iii) a reasonable sum reflecting the economic equivalent of those employee benefit programs referred to in Paragraph 3(b) for a three-year period commencing with his date of termination (but excluding the 1979, 1985 and 1988 Stock Option Plans, any successor stock option plan and any incentive plan). Actual benefits due under the various benefit programs and plans shall be determined in accordance with the terms and provisions of such programs and plans. Following the Executive's termination of employment under this Paragraph 4(d) the Executive will have no further obligation to provide services to the Company pursuant to Paragraphs 1 and 2.

(e) Constructive Termination of Employment by the Company Without Due Cause. Termination by the Company without Due Cause under Paragraph 4(d) shall be deemed to have occurred upon the occurrence of any of the following events if the Executive elects to terminate his employment as a result thereof: (i) material breach by the Company of this Agreement, including without limitation, reduction of the Executive's salary below that level provided in Paragraph 3
(a); (ii) a material diminution in the nature or scope of the authorities, powers, duties, or responsibilities attached to the Executive's position as described in Paragraphs 1 and 2 as in effect immediately prior to such change in the nature or scope of the Executive's authorities, powers, duties or responsibilities or (iii) a requirement by the Company that the Executive, without his consent, be assigned in such a manner as to require him to move from the residence he maintains in Richmond, Virginia, on the date hereof.

(f) Voluntary Termination. In the event that the Executive terminates his



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employment at his own volition prior to the expiration of the Term (except as provided in Paragraph 4(e) above), such termination shall constitute a "Voluntary Termination" and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Paragraph 4(c), above; provided, however, that in the event of such Voluntary Termination the Executive shall remain liable to the Company for damages suffered by the Company as a result of the Executive's breach of his obligations under this Agreement.

(g) Notice of Termination; Resignation. Any termination by the Company for Due Cause or for Disability or by the Executive or pursuant to a constructive termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 12. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice). Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive's employment for any reason, in addition to fulfilling all other conditions precedent to such receipt, the Executive (if he has the legal capacity to do so) must resign as a member of the Board and as an officer and employee of the Company and all Affiliates.

5. Covenant Not to Compete. The Executive agrees that during the Term while he is employed by the Company, and during the period ending one year after a Voluntary Termination or a termination by the Company for Due Cause or any other reason (the "Non-Compete Period"), he shall not compete with any business then conducted by the Company or any of its Affiliates. For purposes of this Agreement, the term "compete" shall mean engaging in a business as a more than ten (10) percent stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or any other individual or representative capacity if it



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involves:

(i) engaging in the minerals, security, air, ocean or ground freight transportation or logistics businesses in competition with the Company in any State or Territory of the United States or in any other country or jurisdiction in which the Company or any of its Affiliates (which shall mean for purposes of this Paragraph 5 any entity in which the Company owns, directly or indirectly, an equity interest of twenty percent (20%) or more) operates at any time during the Non-Compete Period; or

(ii) rendering services or advice pertaining to the minerals, security, air, ocean or ground freight transportation or logistics industries to or on behalf of any person, firm or corporation which is in competition with the Company at any time during the Non-Compete Period in any State or Territory of the United States or in any other country or jurisdiction in which the Company or any of its Affiliates operates during the Non-Compete Period.

In the event the restrictions against engaging in a competitive activity contained in this Paragraph 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographic area or by reason of being too extensive in any other respect, such restrictions shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and over the maximum geographic area as to which they may be enforceable and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

Clauses (i) and (ii), above, are intended by the Company as separate and divisible provisions, and if for any reason any one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected.

6. Protection of Confidential Information, Etc. The Executive acknowledges that his employment by the Company will, throughout the Term of this Agreement, bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and know-how and other business affairs and methods and other information not



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readily available to the public, and plans for future developments. The
Executive further acknowledges that the services to be performed under this Agreement are of a special and unique character. In recognition of the foregoing, the Executive covenants and agrees that except as required in connection with enforcing or defending any rights or claims related to his employment by the Company, this Agreement or any other agreement between the Executive and the Company:

(i) during the Term while the Executive is employed by the Company, and for a period of one year following any Voluntary Termination or a termination by the Company for Due Cause or any other reason, the Executive shall not, without the prior written consent of the Board or a person authorized thereby, disclose to any person other than as required by law or court order, or other than to an employee of the Company or its Affiliates, or to a person to whom disclosure is appropriate in connection with the performance by the Executive of his duties as an executive of the Company (e.g., disclosure to the Company's outside lawyers, accountants or bankers of financial data properly requested by such persons) any confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, services, customers, suppliers, marketing techniques, methods, or future plans, the disclosure of which will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive);

(ii) he will deliver promptly to the Company on termination of his employment, or at any other time the Company may reasonably so request, at its expense, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to the Company's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Company and which he may then possess or have under his control other than any agreements or plans related to the Executive's employment by the Company; and

(iii) he will transfer and assign to the Company, all rights of every kind and character, in perpetuity, in and to any material and/or ideas written,



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suggested or submitted by the Executive which relate to the business of the
Company and all other results and proceeds of the Executive's service hereunder. The Executive agrees to execute and deliver to the Company such assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of the Executive's service.

7. Injunctive Relief. The Executive acknowledges that a breach of the restrictions against engaging in a competitive activity contained in Paragraph 5 and the disclosure of confidential information contained in Paragraph 6 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive and the Company agree that if the Executive breaches the restrictions on engaging in a competitive activity or on the disclosure of confidential information contained in Paragraphs 5 and 6, then the Company shall be entitled to injunctive relief, without posting bond or other security.

8.  Successors and Assigns.

(a) Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term "Company," as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

(b) Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable



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to his estate. The term "beneficiaries," as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive
(in the event of his incompetency) or the Executive's estate.

9. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

10. Entire Agreement. This Agreement and the Executive Agreement contain all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including, without limitation, the Prior Agreement. This Agreement and the Executive Agreement may only be modified by an instrument in writing.

11. Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

12. Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                        If to the Company:

                        The Pittston Company
                        1000 Virginia Center Parkway
                        P.0. Box 4229
                        Glen Allen, VA 23058-4229

                        Attention: Corporate Secretary

                        If to the Executive:

                        Michael T. Dan
                        3206 Monument Avenue
                        Richmond Virginia 23221

13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the



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arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne among the parties to the arbitration as determined by the arbitrators. It is the intention of the parties that to the extent the Executive's position is upheld, his expenses (including cost of witnesses, evidence, and attorneys), as determined by the arbitrators, shall be reimbursed to him by the Company.

14. Employment at Will. This Agreement does not affect the at will status of the Executive's employment with the Company and either the Executive or the Company may terminate the Executive's employment with the Company at any time subject to the terms of this Agreement.

15. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17. Titles. Titles to the paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



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                                                 THE PITTSTON COMPANY

                                                 By  /s/ Frank T. Lennon
                                                         Frank T. Lennon
                                                         Vice President - Human
                                                         Resources and
                                                         Administration

                                                 BRINK'S, INCORPORATED

                                                 By  /s/ Mari Jo Flanagan

                                                         Mari Jo Flanagan
                                                         Vice President

                                                 MICHAEL T. DAN

                                                    /s/ Michael T. Dan

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